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EXHIBIT  11

                            THE GYMBOREE CORPORATION

                       COMPUTATION OF NET INCOME PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                               13 WEEKS ENDED
                                         --------------------------
                                         MAY 3, 1997    MAY 5, 1996
                                         -----------    -----------
NET INCOME                                 $ 8,599        $ 8,593
                                           =======        =======

WEIGHTED AVERAGE SHARES OUTSTANDING
  DURING THE PERIOD:

COMMON STOCK                                24,987         25,027

ADD INCREMENTAL SHARES FROM ASSUMED
  EXERCISE OF STOCK OPTIONS                    441            416
                                           -------        -------

WEIGHTED AVERAGE COMMON AND COMMON
  EQUIVALENT SHARES OUTSTANDING             25,428         25,443
                                           =======        =======

PRIMARY NET INCOME PER SHARE               $  0.34        $  0.34
                                           =======        =======

WEIGHTED AVERAGE SHARES OUTSTANDING
  DURING THE PERIOD:

COMMON STOCK                                24,987         25,027

ADD INCREMENTAL SHARES FROM ASSUMED
  EXERCISE OF STOCK OPTIONS                    527            547
                                           -------        -------

WEIGHTED AVERAGE COMMON AND COMMON
  EQUIVALENT SHARES OUTSTANDING             25,514         25,574
                                           =======        =======

FULLY DILUTED NET INCOME PER SHARE         $  0.34        $  0.34
                                           =======        =======




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